UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 23, 2008

McIntosh Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

000-49766	58-1922861
(Commission File Number)	(IRS Employer Identification No.)

210 South Oak Street, Jackson, Georgia	30233
(Address of principal executive offices)	(Zip Code)

(770) 775-8300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 23, 2008, McIntosh Bancshares, Inc. (the “Registrant”), the parent company of McIntosh State Bank (the “Bank”), entered into a Debenture Agreement with Redemptus Group LLC (“Redemptus”), pursuant to which the Registrant will issue to Redemptus $8 million in debentures. See Item 2.03 below. The Debenture Agreement is filed as Exhibit 4.1 to this report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 23, 2008, the Registrant entered into a Debenture Agreement with Redemptus providing for the issuance to Redemptus of fixed rate debentures in principal amount of $439,229 (the “Fixed Rate Debentures”) and floating rate debentures in principal amount of $7,560,771 (the “Floating Rate Debentures,” and, collectively with the Fixed Rate Debentures, the “Debentures”). The Floating Rate Debentures will have quarterly coupon payments at an annual rate based on the prime rate plus 4.50%, subject to a minimum coupon of 7.50% and a maximum coupon of 12.75% and will be convertible at the option of the holder into common shares of the Registrant at a conversion price of $6.85 per share (the “Conversion Price”). The Conversion Price is subject to certain anti-dilution adjustments under the terms of the Debenture Agreement.

The Fixed Rate Debentures will have quarterly coupon payments at an annual rate of 12.75% and will be mandatorily convertible into an equal principal amount of Floating Rate Debentures upon the issuance by the Registrant of a sufficient number of common shares to result in Redemptus owning fewer than 25% of the outstanding common shares upon conversion of all the Debentures.

The Debentures will be secured by all of the outstanding common stock of the Bank and a $1.5 million interest payment account. The security interest in the Bank stock will terminate at the end of the fiscal quarter during which the Bank has consummated the sale of certain troubled assets in accordance with the provisions of the Debenture Agreement, provided that specified capital ratios for the Registrant and the Bank meet or exceed “well-capitalized” regulatory standards and that no event of default has occurred and is continuing.

The Debentures have a term of ten years, and will be callable by the Registrant at its option after five years under certain conditions described in the Debenture Agreement, subject in all cases to prior approval by the Federal Reserve Board, if then required.

Indebtedness under the Debentures may be accelerated and Redemptus or any subsequent holder of the Debentures may exercise their rights to the collateral and receive a default rate of interest if any of the following events of default occur:

(1)	failure to pay any obligation when due;

(2)	failure to complete a subsequent private placement and the sale of certain assets in accordance with the provisions of the Debenture Agreement;

(3)	breach of or default under any of the terms and conditions of the Debenture Agreement, subject to a 30-day right to cure certain breaches or defaults;

(4)	failure to make a position available for the holder’s nominee on the boards of directors of the Registrant and the Bank;

(5)	court-ordered attachment, seizure, receivership, injunction or similar action relating to the material assets or activities of the Registrant or the Bank;

(6)	insolvency or bankruptcy of the Registrant or closure or receivership of the Bank;

(7)	material misrepresentations or omissions reasonably relied upon in evaluating the purchase of the Debentures; or

(8)	certain change in control transactions.

The issuance of the Debentures is expected to close on or before March 31, 2009 and is subject to specified closing conditions, including but not limited to receipt of required regulatory approvals; receipt of transaction financing by Redemptus; completion of a $3.0 million private placement to directors and executive officers of the Registrant; payment of a placement fee and reimbursement of certain expenses to Redemptus; and Redemptus’s reasonable satisfaction with its continuing due diligence.

Item 3.02	Unregistered Sales of Equity Securities

On December 29, 2008, the Registrant issued 441,605 shares of common stock to certain of its directors and executive officers for aggregate gross proceeds of $3,024,994, less a placement fee of $45,375 (1.5% of the gross proceeds). The common stock was offered and sold only to “accredited investors,” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), and the Registrant relied on the exemption provided under Rule 506 of the Securities Act with respect to the transaction.

Item 8.01	Other Events

On December 24, 2008, the Registrant issued a press release regarding its entry into the Debenture Agreement with Redemptus. A copy of the press release is attached as an exhibit to this report.

The information furnished in the attached press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits

Exhibit 4.1	-	Debenture Agreement between the Registrant and Redemptus, dated as of December 23, 2008.

Exhibit 99.1	-	Press release dated December 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MCINTOSH BANCSHARES, INC.

DATE: December 31, 2008	By:	/s/ William K. Malone
William K. Malone
Chief Executive Officer

EXHIBIT INDEX

Exhibit 4.1	-	Debenture Agreement between the Registrant and Redemptus Group LLC, dated as of December 23, 2008.

Exhibit 99.1	-	Press release dated December 24, 2008.